EXHIBIT 99

Digi International Reports First Quarter Fiscal 2005 Results - Page 1

Digi International Reports Fiscal First Quarter 2005 Revenue Growth of 12.0% over First Quarter 2004

First Quarter 2005 Net Income up 79.8% over First Quarter 2004, Earnings Per Share at High End of Guidance

(Minneapolis, January 13, 2005) - Digi International® Inc. (NASDAQ: DGII) today reported revenue of $29.5 million for the first fiscal quarter of 2005, compared to $26.3 million in the first fiscal quarter of 2004. Revenue for the quarter represented an increase of 12.0% over the first quarter of the prior fiscal year and was at the high end of management’s previously announced guidance of $28.5 — $29.5 million.

Device Networking Solutions products, which include NetSilicon and the device server product lines, contributed $10.1 million in revenue in the first quarter of fiscal 2005 compared to $8.8 million in the first fiscal quarter of 2004 or an increase of 15.5%. Revenue from Connectivity Solutions products was $19.4 million in the first fiscal quarter of 2005, an increase of 10.3% over $17.5 million in the comparable period in 2004.

Digi reported net income of $3.0 million for the first fiscal quarter of 2005, or $0.13 per diluted share, compared to net income of $1.6 million, or $0.08 per diluted share during the first fiscal quarter of 2004. Earnings per diluted share for the first fiscal quarter of 2005 was at the upper end of management’s guidance of $0.11 — $0.13.

The gross profit margin in the fiscal first quarter of 2005 was 62.1% compared to 61.2% in the first fiscal quarter of 2004, primarily due to customer and product mix.

Total operating expenses in the first fiscal quarter of 2005 were $14.2 million or 48.2% of net sales, compared to $13.8 million, or 52.6% of net sales, in the first fiscal quarter of 2004. The increase in operating expenses is primarily attributable to increased variable selling and other variable operating expenses directly related to the increase in revenue.

Operating income in the first fiscal quarter of 2005 was $4.1 million, compared to $2.3 million in the first fiscal quarter of 2004, an increase of 80%.

Digi’s cash and cash equivalents and marketable securities balance at the end of the quarter was $83.0 million, an increase of $1.3 million from the end of the prior quarter. Days sales outstanding (DSO) was at 32 days for the fiscal first quarter of 2005, compared to 33 days for the previous quarter. Digi’s cash per share at December 31, 2004, defined as cash and cash equivalents and marketable securities divided by shares

Digi International Reports First Quarter Fiscal 2005 Results - Page 2

outstanding of 22,343,695, was $3.71. Tangible book value per share at December 31, 2004, defined as stockholders’ equity less net identifiable intangible assets and goodwill divided by shares outstanding of 22,343,695, was $5.25.

“Digi is off to a good start in 2005. We continue to innovate and expand our product pipeline in order to leverage the Digi brand and deliver on our promise of making device networking easy for our customers. With this goal in mind, we are excited that Microsoft has recognized Digi and selected our console servers to meet their current needs,” said Joe Dunsmore, Chairman, President and CEO of Digi.

Highlights of the quarter

•	Standard & Poor’s made semi-annual changes to its various indices including the S&P SmallCap 600/Barra Value index where Digi was re-classified from a value company to a growth company. A stock’s categorization as either “growth” or “value” is determined by its book-to-price ratio.

•	Microsoft Corp. selected the Digi CM console server, with patented RealPort software, to provide remote out-of-band access via serial port to the servers that power Microsoft’s recently introduced MSN Search engine.

•	Digi introduced an enhanced Digi One IAP industrial device server, the industry’s first truly interoperable device server featuring industrial protocol bridging. Protocol bridging is a unique Digi technology that enables industrial Ethernet and serial protocols to transparently intercommunicate.

•	Digi added four new products to its USB Plus Series of powered USB connectivity solutions. The USB Plus Series is the most extensive line of powered USB connectivity solutions available and is designed to simplify retail operations by allowing powered USB peripheral devices to be used with a standard, low-cost PC.

Second Quarter and Fiscal 2005 Guidance
Digi expects second quarter 2005 revenue to be in the range of $29.0 million to $30.0 million and anticipates earnings per diluted share to be in the range of $0.12 to $0.14. For the full fiscal year 2005, Digi continues to forecast an increase in revenue over fiscal year 2004 revenue in excess of 10%.

As a result of a settlement with the Internal Revenue Service on an audit of prior fiscal years, subject to final approval by the Joint Committee of Taxation, Digi anticipates that 2005 earnings per share may include a reversal of approximately $5.5 million of previously established income tax reserves, equating to approximately $0.24 per diluted share positive impact. Excluding this possible one-time tax item described above, Digi expects earnings per diluted share for fiscal 2005 to increase in excess of 33% compared to fiscal 2004. Digi’s guidance for the second fiscal quarter and full fiscal year of 2005 do not give effect to this possible reversal because the timing and amount of the reversal are uncertain.

Digi International Reports First Quarter Fiscal 2005 Results - Page 3

Digi International Inc.
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	December 31, 2004	December 31, 2003
Net sales	$29,470	$26,307
Cost of sales	11,159	10,203

Gross profit	18,311	16,104

Operating expenses:
Sales and marketing	6,443	6,076
Research and development	4,252	4,511
General and administrative	2,190	1,940
Intangibles amortization	1,325	1,298

Total operating expenses	14,210	13,825

Operating income	4,101	2,279
Other income, net	190	74

Income before income taxes	4,291	2,353
Income tax provision	1,330	706

Net income	$2,961	$1,647

Net income per common share, basic and diluted	$0.13	$0.08

Weighted average common shares, basic	22,082	20,498

Weighted average common shares, diluted	23,309	21,276

Digi International Reports First Quarter Fiscal 2005 Results - Page 4

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2004	September 30, 2004
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$12,400	$19,528
Marketable securities	68,556	59,639
Accounts receivable, net	12,019	10,555
Inventories, net	12,566	11,231
Other	5,328	4,315

Total current assets	110,869	105,268

Marketable securities, long-term	2,000	2,500
Property, equipment and improvements, net	18,800	18,634
Identifiable intangible assets and goodwill, net	18,859	20,233
Net deferred tax assets	3,403	3,013
Other	730	817

Total assets	$154,661	$150,465

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,489	$4,945
Accrued expenses	6,710	9,126
Income taxes payable	6,138	9,107

Total current liabilities	18,337	23,178

Net deferred tax liabilities	83	208

Total liabilities	18,420	23,386

Total stockholders’ equity	136,241	127,079

Total liabilities and stockholders’ equity	$154,661	$150,465

Digi International Reports First Quarter Fiscal 2005 Results - Page 5

Digi International Inc.
Condensed Consolidated Statement of Cash Flows
For the three months ended December 31, 2004 and 2003
(in thousands)
(Unaudited)

	Three months ended
	December 31, 2004	December 31, 2003
Operating activities:
Net income	$2,961	$1,647
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of property, equipment and improvements	566	657
Amortization of identifiable intangible assets and other assets	1,572	1,550
Tax benefit related to the exercise of stock options	1,509	534
Other	(185)	83
Changes in operating assets and liabilities:
Accounts receivable	(1,029)	1,004
Inventories	(1,341)	(788)
Other assets	(1,045)	(996)
Accounts payable and accrued expenses	(2,275)	(1,108)
Income taxes payable	(2,978)	601
Other	(515)	(430)

Total adjustments	(5,721)	1,107

Net cash (used in) provided by operating activities	(2,760)	2,754

Investing activities:
(Purchase) sale of held-to-maturity marketable securities, net	(8,417)	3,895
Contingent purchase price payments related to business acquisitions	—	(1,962)
Purchase of property, equipment, improvements and certain other intangible assets	(196)	(371)

Net cash (used in) provided by investing activities	(8,613)	1,562

Financing activities:
Proceeds from stock option plan transactions	3,561	1,858
Proceeds from employee stock purchase plan transactions	179	335

Net cash provided by financing activities	3,740	2,193

Effect of exchange rate changes on cash and cash equivalents	505	467

Net (decrease) increase in cash and cash equivalents	(7,128)	6,976
Cash and cash equivalents, beginning of period	19,528	17,228

Cash and cash equivalents, end of period	$12,400	$24,204

Digi International Reports First Quarter Fiscal 2005 Results - Page 6

First Quarter Fiscal 2005 Conference Call Details
Digi invites all those interested in hearing management’s discussion of the quarter to attend our first fiscal quarter 2005 conference call, scheduled for Thursday, January 13, 2005, at 4:00 p.m. CT, either by phone or on the Web. Participants can access the call directly at 1-800-621-5170. International participants may access the call by dialing 212-346-0300. A replay will be available for one week following the call by dialing 1-800-633-8284 for domestic participants or 402-977-9140 for international participants and entering access code 21219668 when prompted. Participants may also access a live web cast of the conference call through the investor relations section of Digi’s Web site, www.digi.com.

About Digi International
Digi International, based in Minneapolis, is the leader in Connectware and makes device networking easy by developing products and technologies that are cost effective and easy to use. Digi markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs). For more information, visit Digi’s web site at www.digi.com, or call 800-344-4273 (U.S.) or 952-912-3444 (International).

Digi, Digi International, and the Digi logo are trademarks or registered trademarks of Digi International Inc. in the United States and other countries. All other brand names and product names are trademarks or registered trademarks of their respective owners.

Forward-looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the Company operates; rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of the Company’s products, and changes in the Company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2004 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are

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beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Digi International Contact	Investors Contact
S. (Kris) Krishnan	Kathryn McNeil/John Nesbett
(952) 912-3125	The Investor Relations Group
s_krishnan@digi.com	New York, NY
212-825-3210
kmcneil@investorrelationsgroup.com